Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Pardes Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Other(2)	10,804,905	(3)	$6.59	(2)	$71,204,324	$0.0000927	$6,600.64

Equity	Common stock, par value $0.0001 per share	Other(2)	1,500,000	(4)	$6.59	(2)	$9,885,000	$0.0000927	$916.34

Equity	Common stock, par value $0.0001 per share	457(h)(6)	5,306,388	(5)	$7.61	(6)	$40,381,613	$0.0000927	$3,743.38

Total Offering Amounts							$121,470,937		$11,260.36

Total Fees Previously Paid									—

Total Fee Offsets									$11,260.36

Net Fee Due									$11,260.36

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (the “common stock”) of Pardes Biosciences, Inc. (the “Registrant”) which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on $6.59, the average of the high and low sale prices of the Registrant’s common shares as reported on the Nasdaq Stock Market on March 1, 2022 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).

(3)

Represents 10,804,905 shares of common stock reserved for future issuances under the 2021 Plan, which includes 3,118,949 shares of common stock added to the shares reserved for future issuance by operation of the Evergreen Increase (as defined below) that occurred on January 1, 2022. The 2021 Plan provides that the number of shares of common stock reserved and available for issuance under the 2021 Plan shall be cumulatively increased on January 1 of each year (the “Evergreen Increase”). The number of shares of common stock increased each year will be equal to: (i) 5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser amount as determined by the Registrant’s Board of Directors or the compensation committee of the Board or a similar committee (the “Administrator”).

(4)	Represents 1,500,000 shares of common stock reserved for future issuances under the Inducement Plan.
(5)	Represents shares of common stock issuable upon exercise of outstanding option awards under the 2021 Plan.
(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on weighted average exercise price of $7.61 per share, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards granted under the 2021 Plan.